Exhibit 10.3

Execution Version

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (the “Agreement”) is made effective as of the 7th day of September, 2017 (the “Commencement Date”), by and between Surgery Partners, Inc. (the “Company”), and Michael T. Doyle (the “Consultant”).

WITNESSETH:

WHEREAS, the Company and the Consultant are parties to that certain Termination and Release Agreement, dated as of September 7, 2017 (the “Termination Agreement”);

WHEREAS, the Company would like to retain the Consultant to provide the transition services set forth herein;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants agreements herein contained, the Company and the Consultant hereby agree as follows:

1.                                      Duties of Consultant.

(a)                                 Scope of Services.  Commencing as of the Commencement Date, the Consultant shall provide the following services (collectively, the “Services) to the Company and its direct and indirect subsidiaries: (i) facilitate the integration of the Company and its subsidiaries and NSH Holdco, Inc. and its subsidiaries in connection with the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of May 9, 2017, by and among Surgery Partners, Inc., a Delaware corporation, SP Merger Sub, Inc., a Delaware corporation, NSH Holdco, Inc., a Delaware corporation, and IPC / NSH, L.P., a Delaware limited partnership, solely in its capacity as the sellers’ representative, (ii) support the Company and provide transition services to facilitate a smooth transition of the Consultant’s former job responsibilities to his successor, and (iii) such other services reasonably requested by the Reporting Person (as defined below).  In connection therewith, the Consultant shall make himself reasonably available (by telephone or in the Company’s Tampa office) to consult with the Reporting Person.  In addition, the Consultant shall make himself available to travel on the Company’s business if reasonably requested by the Reporting Person and any travel expenses associated therewith shall be reimbursed to the extent provided by Section 2(c); provided that if the expense reimbursement cap is likely to be exceeded during the Term of this Agreement, the Consultant shall not be required to travel on the Company’s business unless the Company agrees in writing to reimburse him his travel costs.  The parties hereto agree that the level of bona fide services that the Consultant is to perform for the Company and its subsidiaries during the Consulting Period will not exceed more than 20% of the average level of bona fide services that the Consultant performed for the Company and its subsidiaries over the immediately preceding 36-month period (or, if less, since the date the Consultant commenced employment with the Company).

(b)                                 Company’s Direction.  The Consultant shall report directly to the Company’s Board of Directors (the “Board”) and the Chief Executive Officer of the Company (as applicable, the “Reporting Person”).  The Consultant agrees to perform the Services in a proper and expeditious manner and in accordance with the reasonable requests and instructions of the Reporting Person.

2.                                      Term; Compensation.

(a)                                 Term.  This Agreement shall continue for six (6) months following the effective date of the Termination Date (as defined in the Termination Agreement).  In the event that the Consultant does not execute, or revokes, the general waiver and release attached to the Termination Agreement as Exhibit A in accordance with Section 2(b) of the Termination Agreement, this Agreement shall be void ab initio and of no force and effect and terminate immediately.

(b)                                 Consulting Fee.  For and in consideration of the performance and provision of the Services by the Consultant, the Company will pay the Consultant an aggregate consulting fee of $275,000 (the “Consulting Fee”), paid in equal monthly installments in arrears (but pro-rated for partial months during the consulting term).

(c)                                  Expense Reimbursement.  In addition to the compensation set forth in Section 2(b), above, the Company shall reimburse the Consultant the cost of his reasonable, out-of-pocket expenses actually incurred during and in performing the Services; provided that the Consultant shall properly account for such expenses in accordance with the Company’s applicable policies and procedures; provided, further, that such expenses shall not exceed $25,000. Such reimbursements shall be made promptly after submission by the Consultant of reasonable and appropriate documentation in accordance with the policies and procedures established by the Company for its consultants.

3.                                      Independent Contractor. It is hereby understood and agreed by the Company and the Consultant that the Consultant’s rendering of the Services pursuant to this Agreement is as an independent contractor and not as a director, stockholder, officer, employee or partner of the Company, and that the Consultant’s retention as a consultant pursuant to this Agreement shall not entitle him to any benefits as an employee of the Company under any benefit plan maintained by the Company or any of its subsidiaries or affiliates for its or their respective employees.  It is further hereby understood and agreed by the Company and the Consultant that, as an independent contractor, the Consultant shall be responsible for complying with all applicable laws, rules and regulations concerning taxes, social security contributions, pension fund contributions, unemployment contributions and similar matters.  The Consultant hereby acknowledges and agrees that he shall have no right or authority to enter into any agreements or other arrangements in the name or on behalf of the Company, or to assume or create any obligation or liability, express or implied, in the name or on behalf of the Company.

4.                                      Termination.  The Company may terminate this Agreement in the event Consultant repeatedly fails to perform the Services reasonably requested by the Reporting Person and, after the 1st month anniversary of the Commencement Date, the Consultant may terminate this Agreement upon two (2) weeks’ advance written notice to the Company.  In the event of such termination, the Company shall pay the Consultant any amounts unpaid as of the date of such termination for Services rendered prior to termination of this Agreement in accordance with the terms hereof and, pursuant to Section 2(c), reasonable, out-of-pocket expenses incurred by the Consultant up to and including the date of termination.

5.                                      Restrictive Covenants.  The Consultant hereby (i) reaffirms the rights and obligations contained within Sections 5 through 8 of that certain Employment Agreement, dated September 17, 2015, by and between the Company and the Consultant, as modified by Section 3 of the Termination Agreement.  The Company acknowledges and agrees that the Consultant’s services hereunder are non-exclusive and, as such, as long as the Consultant complies with Section 7(a) of the Termination Agreement he is free to provide services to any other person or entity during the Term.

6.                                      Governing Law.  This Agreement and all of the rights and obligations of the parties hereto and all of the terms and conditions hereof shall be construed in accordance with and governed by and enforced under the laws of the State of Delaware (without giving effect to its conflict of laws principles or those of any other jurisdiction).

7.                                      Entire Agreement.  This Agreement (and the agreements referenced herein) set forth the entire understanding between the parties hereto regarding the subject matter hereof.  This Agreement may not be waived, modified or amended except by the mutual written agreement of the parties hereto.

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IN WITNESS WHEREOF, the Company and the Consultant have hereunto set their hands under seal as of the date first above written.

SURGERY PARTNERS, INC.		CONSULTANT

By:	/s/ Teresa F. Sparks	/s/ Michael T. Doyle
	Teresa F. Sparks	Michael T. Doyle
Its:	Executive Vice President, Chief Financial Officer

Signature Page to Consulting Services Agreement